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                                                               EXHIBIT 6(1)(iii)


                              EMPLOYMENT AGREEMENT


     GLOBAL ELECTION SYSTEMS, INC. (U.S.A.) ("Company"), and ROBERT J. UROSEVICH ("Employee") agree:

     1. EMPLOYMENT. Company employs Employee for the period beginning on the date of this Employment Agreement and ending three years from its date or upon discharge or resignation of Employee, if earlier (the "Employment Period"). During the Employment Period, Employee will serve as Vice President of Sales and Marketing of Company. Employee will devote sufficient time and energies to the business of Company to accomplish the duties assigned, will perform to the best of Employee's ability all duties assigned to Employee by Company and will devote Employee's best efforts to advance the interests of Company. Employee will have the power and authority normally held by a Vice President of a corporation.

     2. COMPENSATION. For all services performed by Employee for Company during the Employment Period, Company will pay Employee the salary set forth on Schedule A. Employee will be entitled to participate in employee benefit plans established by Company. Vacation in amounts designated by Company will be taken at the times designated by Company. During that vacation, Employee will receive Employee's usual compensation.

     3. REIMBURSEMENT OF EXPENSES. Company recognizes that Employee, in performing Employee's duties hereunder, may be required to spend sums of money in connection with those duties for the benefit of Company. Employee may present to Company an itemized voucher listing expenses paid by Employee in the



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performance of Employee's duties on behalf of Company, and, on presentation of such itemized voucher, Company will reimburse Employee for all reasonable expenses itemized thereon, including, but not limited to, travel, meals, lodging, entertainment, and promotion. Employee may receive advances from Company for anticipated expenses. Employee agrees that the amount by which an advance exceeds actual expenses ("Amount") will be promptly refunded to Company upon determination by Company that it is due.

     4. SICK LEAVE AND DISABILITY. Employee will be entitled to sick leave for the number of days determined by Company ("Sick Leave"). Employee will be considered to be disabled during any period in excess of Sick Leave during which Employee is unable to work because of illness or incapacity ("Disability Period"). Employee will be entitled to receive Employee's full salary during Sick Leave and will be deemed to be on leave, without pay, during the Disability Period. If the Sick Leave plus Disability Period exceeds the initial eligibility or waiting period between the time of disability and the date disability benefits commence as provided in any disability insurance policy provided by the Company for the benefit of Employee, or, if there is no such policy, 180 days, Employee will be considered to have resigned as of the end of the waiting period or 180 days, as the case may be, and will receive no further compensation. In no event will Employee be entitled to payment or other compensation for unused Sick Leave or Disability Period, unless required by law or otherwise provided in a policy or employment manual adopted by the Board of Directors of Company.




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     5. RESIGNATION AND DISCHARGE. Employee may resign by giving two weeks written notice to Company before resigning. Employee's death will constitute a resignation. Company may discharge Employee only for cause. For purposes of this Agreement, the term "cause" shall include Employee's dishonesty, violation of any of the provisions of this Agreement, and Employee's indictment, conviction, plea of guilty or nolo contendere of any felony or a misdemeanor involving moral turpitude. If Employee is discharged for cause for other than criminal behavior, Employee will receive twelve months severance benefit, determined on Employee's base salary at the time of discharge. If Employment Period is terminated by resignation, Employee will be paid Employee's salary on a pro rata basis through the effective date of resignation ("Effective Date"), and if requested by Company, Employee will continue to render Employees services through the Effective Date. If Employee refuses, upon Company's request, or fails to render services competently and in good faith to the Company's benefit through the Effective Date, Company may deem the Effective Date to be the date of refusal or failure, as the case may be. In no event will Employee be entitled, upon resignation or discharge, to payment for sick leave or similar benefits of any kind, unless required by law or otherwise provided in a policy or employment manual adopted by the Board of Directors of Company.

     6. CONFIDENTIAL INFORMATION. Employee acknowledges and recognizes that Employee is, or will be, employed by Company in a confidential relationship and may receive and have access to the



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confidential business information, customer names, contracts and other customer data, business methods, techniques and trade secrets of Company not otherwise known by Employee and not information generally known in the Industry in which Company is engaged ("Confidential Information"). Employee may receive disclosures of ideas, conceptions, inventions, processes, methods, products and improvements made by other employees of Company ("Company Inventions"). Employee may participate with Company in improving and developing Confidential Information and Company Inventions. Confidential Information and Company Inventions developed on behalf of Company are neither commonly known nor readily accessible to others, and are used by Company in its business to obtain a competitive advantage over Company's competitors who do not know or use the Confidential Information or Company Inventions. Protection of the Confidential Information and Company Inventions against unauthorized disclosure and use is of critical importance to Company in maintaining its competitive position. Employee agrees that Employee will assign to Company Inventions developed on Company time, and that Company is the owner of those Company Inventions. Employee agrees that Employee will not, at any time, during or the Employment Period, make any independent use of, or disclose to any other person or organization, except as authorized by Company in writing, any Confidential Information or Company Inventions. Upon termination of the Employment Period for any reason, Employee shall promptly deliver to Company all drawings, manuals, letters, notes, notebooks, reports, customer




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lists, customer data, mailing lists, and all other materials and records of any kinds, and all copies thereof, that may be in the possession of, or under the control of, Employee, and which contain any Confidential Information or Company Inventions.

     7. PERSONNEL POLICIES. Company's personnel policies apply to all of the Company's employees, including Employee, and describe additional terms and conditions of employment of Employee. Those terms and conditions, as they may be revised from time to time by Company, are incorporated by reference into this Employment Agreement. Company reserves the right to revise the personnel policies from time to time, as Company deems necessary. If any personnel policy provision conflicts with a provision of this Employment Agreement, the terms of this Employment Agreement shall govern.

     8. ALCOHOL AND DRUG TESTING. Employee agrees to comply with and submit to any Company program or policy for testing for alcohol abuse or use of drugs.

     9. BINDING EFFECT. This Employment Agreement constitutes the entire understanding of the parties, may be modified only in writing, is governed by laws of Texas, U.S.A., and will bind and inure to the benefit of Employee and Employee's personal representative and Company and Company's successors and assigns.


DATED: AUGUST 1, 1997



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EMPLOYEE                                COMPANY

                                        GLOBAL ELECTION SYSTEMS, INC.
                                        (U.S.A.)


/s/ ROBERT J. UROSEVICH                 BY: /s/ HOWARD T. VAN PELT
---------------------------------          ------------------------------
Robert J. Urosevich

                                        ITS: President
                                            -----------------------------





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                                  SCHEDULE "A"
                         TO EMPLOYMENT AGREEMENT BETWEEN
                   GLOBAL ELECTION SYSTEMS, INC. (U.S.A.) and
                         ROBERT J. UROSEVICH, "EMPLOYEE"

Base Salary: $115,000.00 per year, together with such salary adjustments as may be awarded to employee from time to time.

Moving Expenses: The Company shall also reimburse for reasonable living and travel expenses until such time as the Employee is able to move his family and residence to the McKinney, Texas area. The Company shall also provide Employee with a reasonable moving allowance to be agreed upon by the parties.

Stock Options: The Employee will be provided with a Stock Option Agreement to purchase the Company's stock, the terms and conditions of which to be mutually agreed upon by the parties.





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